UCP ANNOUNCES COMPLETION OF $75 MILLION PRIVATE OFFERING OF SENIOR NOTES

San Jose, California, October 23, 2014. UCP, Inc. (NYSE: UCP) (the “Company”) announced that it completed a private offering of $75.0 million aggregate principal amount of its 8.5% Senior Notes due 2017 (the “Notes”) on October 21, 2014. The Notes are guaranteed on a senior unsecured basis by each of the Company’s subsidiaries. The Notes and the guarantees are the Company’s and the subsidiary guarantors’ senior unsecured obligations.

The net proceeds from the offering were approximately $72.5 million, after paying the initial purchaser’s discount and other estimated offering expenses. The net proceeds from the offering will be used for general corporate purposes, including to provide financing for the construction of homes, acquisition of land, development of lots and working capital.

The Notes were offered and sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction. Unless they are registered, the Notes may be offered and resold only in transactions that are exempt from registration under the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About UCP, Inc.

The Company is a homebuilder and land developer with land acquisition and entitlement expertise in California, Washington State, North Carolina, South Carolina and Tennessee. Through the Company’s wholly owned homebuilding subsidiary, Benchmark Communities, LLC, the Company designs, constructs and sells high-quality single-family homes.

Forward-Looking Statements

This press release contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control. Forward-looking statements include information concerning the Company's possible or assumed future results of operations, including descriptions of the Company's business strategy. These statements often include words such as "may," "will," "should," "believe," "expect," "anticipate," "intend," "plan," "estimate" or similar expressions. These statements are based on assumptions that the Company has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Although the Company believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance they will prove to be correct. Therefore, you should be aware that many factors could affect the Company's actual financial condition or results of operations and could cause actual results to differ materially from those in the forward-looking statements.

Any forward-looking statement made by the Company herein speaks only as of the date hereof. New risks and uncertainties come up from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.

Contact:

Investor Relations:
Investorrelations@unioncommunityllc.com
408-207-9499 Ext. 476

Media:
Phil Denning/Jason Chudoba
Phil.denning@icrinc.com / Jason.chudoba@icrinc.com